WILLIAM J BUTCHER, CPA P.S.

                ----------Certified Public accountant-----------

EVERETT-(425)  333-O6O3  -  MARYSVILLE  (36O)  658-8347  FAX  (425)  335-3567




                          Independent Auditor's Report




To the Board of Directors and Stockholders of Hybrid Fuels Inc.
Kelowna,  BC.  Canada


I have audited the accompanying Statement of Financial Position of Hybrid Fuels, Inc.(a Nevada Corporation), (a development stage company), as of September 30, 2000, June 30 2000 and 1999 and the related Statements of Loss and Deficit, Statement of Cash Flows and the Statement of Changes in Shareholders' Equity for the interim period ended September 30, 2000, for the years ended June 30, 2000 and 1999 and for Inception to September 30, 2000. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hybrid Fuels, Inc. (a Nevada Corporation), (a development stage company), as of September 30, 2000, June 30, 2000 and 1999, and inception to September 30, 2000, and the results of its operations and its cash flows for the periods then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Hybrid Fuels, Inc will continue as a going concern. As discussed in Note 3 to the financial statements, Hybrid Fuels, Inc is engaged in new operations, and the ability to continue to exist as a going concern relies on the company's ability to retain adequate financing and to generate sufficient sales. Management plans in this regard are described in Note 3. The financial statements do not include any adjustment that might result from the outcome of the uncertainty of future agreements, financing or sales.

W.  L.  Butcher  CPA  PS

William  L.  Butcher,  CPA  P.S.
Marysville,  Washington
December  6,  2000



--------------------------------------------------------------------------------
                 1620 3RD STREET. * MARYSVILLE, WASHINGTON 98270
             621 SR 9 NE, PMB #F-4 + LAKE STEVENS, WASHINGTON 98258

                                HYBRID FUELS INC.
                         (Formerly Polo Equities, Inc.)
                          (A Development Stage Company)





                              FINANCIAL STATEMENTS
                 FOR THE INTERIM PERIOD ENDED SEPTEMBER 30, 2000
                   AND THE YEARS ENDED JUNE 30, 2000, AND 1999





                           WILLIAM J BUTCHER, CPA P.S.
                ----------Certified Public accountant-----------


                                 1620 3rd Street
                              Marysville, WA 98205
                              Phone (360) 658-8347
                              FAX - (360) 658-1165

                                TABLE OF CONTENTS



Accountant's Report                                    1

Financial Statements

     Balance Sheet                                     2

     Statement's of Loss and Accumulated Deficit       3

     Statements of Cash Flows                          4

     Statements of Changes in Stockholders' Equity     5


Notes to Financial Statements                        6-9

                                           HYBRID FUELS, INC.
                                     (Formerly Polo Equities, Inc.)
                                     (A Development Stage Company)
            Statement of Financial Position for the interim period ended September 30, 2000 and for the years ended June 30, 2000, and 1999


                                                 ASSETS
                                                 ------

                                                       Sept 30, 2000    June 30, 2000    June 30, 1999
                                                      ---------------  ---------------  ---------------
CURRENT ASSETS
--------------
  Cash                                                $          176   $          485   $            0
                                                      ---------------  ---------------  ---------------
    Total Current Assets                                         176              485                0

OTHER ASSETS
------------
  Deposit on Plant  (Note 5)                                 170,561          170,561                0
  Stockholder Note Receivable (Note 6)                       300,000          150,000
  Note Receivable Blue Mountain Packers Ltd.(Note 7)          33,638                -                0
                                                      ---------------  ---------------  ---------------
    Total Other Assets                                       504,199          320,561                0

TOTAL ASSETS                                                 504,375          321,046                0
                                                      ===============  ===============  ===============


                                    LIABILITIES AND STOCKHOLDERS EQUITY
                                    -----------------------------------
CURRENT LIABILITIES
-------------------
  Accounts Payable                                                60               39                0
  Stockholder Payable (Note 8)                               204,105          266,105                0
  Note Payable Shareholder (Note 7)                           33,638                0                0
  Payable to Director (Note 9)                                 2,187                0          293,183
                                                      ---------------  ---------------  ---------------
    Total Current Liabilities                                239,990          266,144          293,183

STOCKHOLDERS' EQUITY
---------------------
  Common Stock .001 par value
    50,000,000 shares authorized; 19,687,620
    shares issued and outstanding at September
    30, 2000, 18,103,420 shares issued and
    outstanding at June 30, 2000,  16,923,600
    shares issued and outstanding at June 30,
    1999, (Note 10)                                           19,687           18,103           16,924
  Additional Paid in Capital                                 572,490          362,074           15,074
  Deficit accumulated.                                      (327,792)        (325,275)        (325,181)
                                                      ---------------  ---------------  ---------------
    Total Stockholders' Equity                               264,385           54,902         (293,183)

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY             $      504,375   $      321,046   $            0
                                                      ===============  ===============  ===============

              The accompanying notes are an intregal part of these financial statements.

                                                HYBRID FUELS, INC.
                                          (Formerly Polo Equities, Inc.)
                                          (A Development Stage Company)
         Statement of Losses and Accumulated Deficit for the interim period ended September 30, 2000 and for the years ended June 30, 2000, and 1999 and Inception to Sept 30, 2000


                                                                                                     Inception
                                                                                                 February 26, 1960
                                                                                                      through
                                              Sept 30, 2000      June 30, 2000    June 30, 1999    Sept 30, 2000
                                           -------------------  ---------------  ---------------  ---------------
REVENUE                                    $                    $                $                $
   Sales                                                    0                0                0                0
   Cost of Sales                                            0                0                0                0
                                           -------------------  ---------------  ---------------  ---------------
   Gross Profit                                             0                0                0                0
 EXPENSES
   Accounting Fees                                          0                0           13,650           13,650
   Advertising                                             17                0              147              164
   Automobile                                               0                0                0              545
   Banking                                                 40               55              119              475
   Commissions                                              0                0            3,307            3,307
   Consultant                                             135                0                0              135
   Contract Labor                                           0                0            1,961            1,961
   Executive Compensation                                   0                0           62,818          118,575
   Filing & Registration fees                             403                0                0            5,403
   General & Administration                                 0                0                0           18,398
   Insurance                                                0                0              450            3,085
   Legal Fees                                               0                0            8,500            8,500
   License & Permits                                        0                0              125              125
   Marketing                                                0                0            2,664            5,587
   Meals                                                  183                0                0              183
   Miscellaneous                                            0                0              749            1,149
   Office Expense                                         709               39            3,114            4,330
   Postage & Delivery                                     115                0            6,241            6,786
   Printing & Reproduction                                  0                0           11,004           17,570
   Professional Fees                                        0                0           70,755           83,214
   Rent                                                     0                0           13,457           15,249
   Security                                                 0                0            1,143            1,248
   Telephone                                              660                0           11,694           14,100
   Travel & Entertainment                                 256                0            1,284            4,055
                                           -------------------  ---------------  ---------------  ---------------
   Total operating Expenses                             2,516               94          213,180          327,792
                                           -------------------  ---------------  ---------------  ---------------
 Net (Loss)                                            (2,516)             (94)        (213,180)  $     (327,792)
                                                                                                  ===============

 Accumulated Deficit beginning of period             (325,275)        (325,182)        (112,002)

 Accumulated Deficit end of period         $         (327,792)  $     (325,275)  $     (325,182)
                                           ===================  ===============  ===============

                 The accompanying notes are an intregal part of these financial statements.

                                                     HYBRID FUELS, INC.
                                               (Formerly Polo Equities, Inc.)
                                                (A Development Stage Company)
                     Statement of Cash Flows for the interim period ended September 30, 2000 and for the years ended June 30, 2000, and 1999 and Inception to Sept 30, 2000


                                                                                                               Inception
                                                                                                            February 26, 1960
                                                                                                                 through
                                                         Sept 30, 2000      June 30, 2000    June 30, 1999    Sept 30, 2000
                                                      -------------------  ---------------  ---------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Loss                                            $           (2,516)  $          (94)  $     (213,180)  $     (327,792)
  Adjustments to reconcile net loss to cash
     used in operating activities
    Changes in assets and liabilities
       Accounts Payable                                               21               39                0               60
           Net cash used in operating activities                  (2,495)             (55)        (213,180)        (327,732)

CASH FLOWS FROM INVESTING ACTIVITIES
  Loan to Blue Mountain                                          (33,638)        (170,561)               0         (204,199)
                                                      -------------------  ---------------  ---------------  ---------------
    Net cash provided (used) by investing activities             (33,638)        (170,561)               0         (204,199)

CASH FLOWS FROM FINANCING ACTIVITIES
  Shareholder Note Receivable                                   (150,000)        (150,000)               0         (300,000)
  Shareholder Loans Payable                                      (26,175)         (27,078)         142,603          251,427
  Sale of common stock                                           212,000          348,179           13,600          580,680
                                                      -------------------  ---------------  ---------------  ---------------
    Net cash provided (used) by financing activities              35,825          171,101          156,203          532,107

NET INCREASE (DECREASE) IN CASH                                     (308)             485          (56,976)             176

CASH AT BEGINNING OF PERIOD                                          485               (0)          56,976                0
                                                      -------------------  ---------------  ---------------  ---------------
CASH AT END OF PERIOD                                 $              176   $          485   $           (0)  $          176
                                                      ===================  ===============  ===============  ===============

                 The accompanying notes are an intregal part of these financial statements.

                                                 HYBRID FUELS, INC.
                                           (Formerly Polo Equities, Inc.)
                                           (A Development Stage Company)
                     Statement of Changes in Stockholders' Equity for the interim period ended
                         September 30, 2000 and for the years ended June 30, 2000, and 1999

                                                          Common Stock                        Deficit
                                                  --------------------------                Accumulated
                                                                                Additional  during  the
                                                                  Par Value      Paid-in    development
                                                     Shares        Amount        Capital       stage       Total
                                                  ------------  ------------  -------------  ----------  ----------
BALANCE AT JUNE 30, 1998                           15,000,000        15,000          3,398    (112,002)    (93,604)
                                                  ============  ============  =============  ==========  ==========

Issuance of 1,000,000 shares common stock on
Aug 4, 1998,  (Note 8)                              1,000,000         1,000         (1,000)          0           0

Issuance of 2,400 shares common stock on Sept.
19, 1998 for cash.                                      2,400             3          3,597           0       3,600

Issuance of 21,200 shares common stock on Nov
24, 1998 for cash                                      21,200            21          9,979           0      10,000

Issuance of 900,000 shares common stock on
March 23, 1999, (Note 8)                              900,000           900           (900)          0           0

Net loss June 30, 1999                                                                   0    (213,180)   (213,180)
                                                  ------------  ------------  -------------  ----------  ----------

BALANCE AT JUNE 30, 1999                           16,923,600        16,924         15,074    (325,181)   (293,183)
                                                  ============  ============  =============  ==========  ==========

Issuance of 5,000 shares common stock on Sept
1, 1999 for cash                                        5,000             5          2,495           0       2,500

Issuance of 15,000 shares common stock on Oct
8, 1999 for cash                                       15,000            15          7,485           0       7,500

Cancellation of August 4, 1998 1,000,000 share
issuance and March 23, 1999 900,000 share
issuance (Note 8)                                  (1,900,000)       (1,900)         1,900           0           0

Issuance of 29,050 shares common stock on Jan
6, 2000 for cash                                       29,050            29         16,971           0      17,000

Issuance of 17,730 shares common stock on Feb
7, 2000 for cash                                       17,730            18         12,662           0      12,680

Issuance of 13,040 shares common stock on
March 17, 2000 for cash                                13,040            13          8,487           0       8,500

Issuance of 1,500,000 shares common stock on
February 17, 2000 pursuant to subscription
agreement                                           1,500,000         1,500        148,500           0     150,000

Issuance of 1,500,000 shares common stock on
February 17, 2000 pursuant to subscription
agreement                                           1,500,000         1,500        148,500           0     150,000

Net loss June 30, 2000                                      -             -              0         (94)        (94)
                                                  ------------  ------------  -------------  ----------  ----------
BALANCE AT JUNE 30, 2000                           18,103,420   $    18,103   $    362,074   $(325,275)  $  54,902
                                                  ============  ============  =============  ==========  ==========

Issuance of 1,500,000 shares common stock on
July 5, 2000 pursuant to subscription
agreement                                           1,500,000         1,500        148,500           0     150,000

Issuance of 53,400 Shares to reduce Stockholder
Payable.                                               53,400            53         39,947           0      40,000

Issuance of 10,700 Shares to reduce Stockholder
Payable.                                               10,700            11          6,989           0       7,000

Issuance of 20,100 Shares to Stockholder
Payable.                                               20,100            20         14,980           0      15,000

Net loss September 30, 2000                                 -             -              0      (2,516)     (2,516)
                                                  ------------  ------------  -------------  ----------  ----------
BALANCE AT SEPTEMBER 30, 2000                      19,687,620   $    19,687   $    572,490   $(327,792)  $ 264,385
                                                  ============  ============  =============  ==========  ==========

                   The accompanying notes are an intregal part of these financial statements.

                               HYBRID FUELS, INC.
                         (Formerly Polo Equities, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE  1.  THE  COMPANY
----------------------

The Company was originally incorporated in the State of Florida on February 16, 1960 as Fiberglass Industries Corporation of America. On August 29, 1966, the Company changed its name to Rocket-Atlas Corp. and again changed its name on November 21, 1966 to Rocket Industries, Corporation. On January 27, 1984, the Company changed it's name to Polo Investment Corp. of Missouri, Inc. On August 2, 1985 the name was changed to Medical Advanced Systems, Inc. and on June 3, 1993, the Company changed its name to Polo Equities, Inc

In May 1998, the Company caused a Nevada corporation to be formed under the name Polo Equities, Inc., (Polo) (a Nevada corporation), with authorized capital of 50,000,000 shares of $.001 par value common stock. The Company then merged with Polo pursuant to Articles of Merger adopted May 28, 1998 and filed with the State of Nevada on June 10, 1998, which changed its domicile to Nevada.

On May 29, 1998 the Company changed its name to Hybrid Fuels, Inc., the current name.

In May of 1998, in a stock for stock exchange, the Company acquired Hybrid Fuels, USA, Inc. and 330420 B.C. Ltd., which changed its name to Hybrid Fuels (Canada) Inc., As part of the acquisition, the Company acquired the technology necessary for the Company's current operations. The Company operates through its wholly owned subsidiaries, Hybrid Fuels, U.S.A., Inc, and Hybrid Fuels (Canada) Inc.

Prior to the acquisition of Hybrid Fuels, U.S.A., Inc, and Hybrid Fuels (Canada) Inc. the Company had no significant operations and was seeking a business opportunity.


NOTE  2.  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
--------------------------------------------------------

This summary of significant accounting policies of Hybrid Fuels, Inc. (the Company) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.


NATURE  OF  OPERATIONS
----------------------

See  The  Company  above

CASH  AND  CASH  EQUIVALENTS
----------------------------

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

PROPERTY  AND  EQUIPMENT
------------------------

Property and equipment are stated at the lower of cost or fair market value. Depreciation is computed for financial statement purposes as well as for federal income tax purposes using the MACRS (Modified Accelerated Cost Recovery System) method of depreciation. Equipment is depreciated over five years. Software is amortized over five years.

INCOME  TAXES
-------------

The Company has not filed any tax returns. It is anticipated that if tax returns were filed, the company would have net operating losses. The current deficit of $327,792 at September 30, 2000 would potentially create a similar net operating loss, which could begin expiring for tax purposes in 2004.

                               HYBRID FUELS, INC.
                         (Formerly Polo Equities, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

USE  OF  ESTIMATES
------------------

The preparation of financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

FOREIGN  EXCHANGE
-----------------

Some financial activity was based on Canadian dollars and translated on June 30, 2000 using the rate of (C$/US$) 1.468 or a multiplier of .6812 and 1.4864 or a multiplier of .6728 on September 30, 2000.


NOTE  3.  GOING  CONCERN
------------------------

Because of a deficiency in working capital and significant operating losses, there is doubt about the ability of the Company to continue in existence unless additional working capital is obtained. The Company currently has plans to raise sufficient working capital through equity financing and through the acquisition of companies having sufficient assets and cash flow to enable the
Company to be self-sufficient and profitable. The Company has acquired an option to purchase a beef packing plant which it anticipates will begin operations  January  1,  2001.  See  NOTE  5


NOTE  4.  COMPANY  FACILITIES
-----------------------------

The Company currently uses office space at #214-2791 Hwy 97 N, Kelowna, B.C., VIX4J8, which is provided by a shareholder at no cost to the Company. The President also maintains an office in his home at no cost to the Company.


NOTE  5.  DEPOSIT
-----------------

The Company deposited $250,000 Canadian Dollars ($170,561 USD), to Mega Holdings, Ltd., pursuant to an agreement to purchase a beef processing plant owned by Mega Holdings, Ltd. The Company has agreed to purchase the beef processing plant facility including land, buildings and equipment for $3,000,000 Canadian Dollars. The property, buildings and related equipment were appraised in 1996 at a replacement value of $4,990,000 Canadian Dollars, during a time in which the plant was dormant and in need of repair. The purchase agreement requires an additional payment of $150,000 Canadian Dollars within 45 days of acceptance, which made it due on June 24, 2000, the parties have agreed to extend the deadline for the payment. Upon completion of the purchase this beef processing plant will be operated by Blue Mountain Packers, Ltd., The Company intends to acquire the issued and outstanding shares of stock of Blue Mountain Packers, Ltd. and operate this corporation as a wholly owned subsidiary. Blue Mountain Packers, Ltd. recently received certification by the Canadian Food Inspection Agency of the Government of Canada, Department of Agriculture for the processing of Canadian beef.


NOTE  6.  STOCKHOLDERS  LOAN  RECEIVABLE
----------------------------------------

On February 17, 2000, and then again on July 5, 2000, the Company executed subscription agreements and notes whereby the Company would receive $150,000 for 1,500,000 shares common stock for each agreement. The notes are interest free and are to be received within one (1) week of the Company being re-listed on the OTC:BB or other suitable exchange.


NOTE  7.  NOTE  RECEIVABLE  BLUE  MOUNTAIN
------------------------------------------

On September 15, 2000, the Company issued a note to Douglas Dickie dba Deelay Holdings for $33,638 USD due and payable on or before September 15, 2001 plus interest in the amount of $2,691 USD and passed this loan through to Blue Mountain Pakers Ltd., which executed a note at the same terms.

                               HYBRID FUELS, INC.
                         (Formerly Polo Equities, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE  8.  STOCKHOLDERS  LOAN  PAYABLE
-------------------------------------

Advanced by the controlling shareholder of the Company; The money was advanced to the Company with no specific term of repayment.


NOTE  9.  DIRECTOR  PAYABLE
---------------------------

The President and Director Clay Larson, has paid office and related expenses for the Company, from his personal funds in the amount of $2,187 USD. The Company has agreed to reimburse him for these expenses.


NOTE  10.  STOCKHOLDERS  EQUITY
-------------------------------

The issuer was originally incorporated in Florida as Fiberglass Industries Corp of America in February, 1960 with authorized capital of 500,000 shares with a par value of $.10 per share.

In October, 1964, the Company changed its authorized capital to 1,500,000 shares of common stock with a par value of $.10 per share

On  November  21,  1966,  the  Company  changed  its  name to Rocket Industries,
Corporation. and at that time authorized capital was increased to 3,000,000 shares and par value was changed to $.05 per share.

On January 27, 1984, the Company changed its name to Polo Investment Corp of Missouri Inc. and increased its authorized capital to 30,000,000 shares.

On June 3, 1993, the Company changed its name to Polo Equities, Inc. and increased its authorized capital to 50,000,000 shares common stock with a par value of $.001 per share.

In May 1998, the Company caused a Nevada corporation to be formed under the name Polo Equities, Inc., ( a Nevada corporation), with authorized capital of 50,000,000 shares of $.001 par value common stock. The Company then merged with Polo pursuant to Articles of Merger adopted May 28, 1998 and filed with the State of Nevada on June 10, 1998, which changed its domicile to Nevada.

On May 29, 1998, the Company changed its name to Hybrid Fuels, Inc., the current name.

In accordance with the terms of an acquisition agreement, 12,000,000 of the 15,000,000 shares outstanding at the time, were canceled and 12,000,000 treasury shares were issued in a share for share exchange by which the issuer became the owner of all of the issued and outstanding shares of Hybrid Fuels, USA Inc. and 330420 B.C. LTD. That Company changed it's name to Hybrid Fuels (Canada) Inc. By acquiring control of that company, this Company gained control of the intellectual property.

On August 4, 1998, the Company 's Board of Directors authorized the issuance of 1,000,000 shares common stock to individuals without consideration. On March 23, 1999, the Company's Board of Directors issued an additional 900,000 shares common stock, also without consideration. On August 21, 1999, the Board of Directors resolved that share certificates numbered 10166 through 10174 totaling 1,000,000 shares common stock and certificates numbered 10212 through 10220 totaling 900,00 shares common stock were issued without adequate consideration being paid to the Company and were therefore not fully paid and non-assessable. The Company cancelled the share certificates and indemnified the transfer agent, Standard Registrar and Transfer Company Inc., for any costs or liability it may incur in any way arising out of the cancellation of such shares and the transfer agent removed the 1,900,000 shares from the stockholder list effectively reversing the issuance. Six of the canceled certificates, totaling 550,000 shares, have been endorsed and returned to the Company for cancellation.

                               HYBRID FUELS, INC.
                         (Formerly Polo Equities, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE  11. U.S.A.  SECURITIES  AND  EXCHANGE  COMMISSION
-------------------------------------------------------

On November 7, 2000, the Company filled a Form SB-2 Registration Statement under The Securities Act of 1933 with the Securities and Exchange Commission. Registration File Number 333-49424. The Company has been advised by the Securities and Exchange Commission that the June 30, 2000, Financial Statements needed to be updated and resubmitted as an amended submission.